Exhibit 99.1

Positive Physicians completes conversion to stock company

Insurance Capital Group leads investment in conjunction with IPO

BERWYN, PA, April 11, 2019 – Positive Physicians Insurance Exchange (“PPIX”), Physicians’ Insurance Program Exchange (“PIPE”) and Professional Casualty Association (“PCA”) have completed their conversions from reciprocal insurance exchanges to stock insurance companies and have combined into one insurer called Positive Physicians Insurance Company (“Positive”).

As part of the completion of these conversions, Positive Physician Holdings, Inc. (“PPHI”) completed a sale of 3,615,500 shares of its common stock at $10.00 per share in a stock offering to policyholders, directors, officers and employees of PPIX, PIPE and PCA and its affiliates, a strategic investor, and Insurance Capital Group, LLC (“ICG”), which served as the standby purchaser. A portion of the proceeds was used to purchase all the common stock of Positive and Positive is now a wholly-owned subsidiary of PPHI. The common stock of PPHI commenced trading April 1, 2019 on the Nasdaq Capital Market as (NASDAQ: PPHI).

Lewis Sharps, M.D., who founded PPIX in 2002, and now serves as President and CEO of PPHI said, “Completing the conversions and capital raise were strategic and important milestones for the company. The additional capital raised strengthens our balance sheet and provides us with the ability to grow and continue to serve our policyholders.”

Gross proceeds of the offering are $36.2 million. Net proceeds to PPHI after payment of transaction expenses are approximately $33.5 million.

Individual doctors or groups interested in learning more about the insurance coverages offered by Positive should email us at llatta@positivephysicians.com.

Griffin Financial Group, LLC acted as sole placement agent for the offering. Stevens and Lee acted as counsel for Positive Physicians.

About Positive Physicians Holdings

PPHI, through its subsidiary Positive, offers medical professional liability insurance in six states to over 3,600 medical professionals and facilities. PPHI is headquartered in Berwyn, Pennsylvania.

About Insurance Capital Group

ICG is an opportunistic holding company which acquires and makes investments in insurance companies in targeted sectors with a focus on sponsored demutualizations and other complex conversion transactions. ICG’s objective is to create long term shareholder value as measured by growth in tangible book value through the ownership and oversight of our insurance company investments. www.insurancecap.com

Forward Looking Statements

The prospectus contains “forward looking statements that are intended to enhance the reader’s ability to assess our future financial and business performance. Forward-looking statements include, but are not limited to statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may” “expects”, “should”, “believes”, “anticipates:, “estimates” “intends”, or similar expressions. In addition, statements that refer to our future characterizations of future events or circumstances are forward-looking statements. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic, and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Consequently, such forward-looking statements should be regarded solely as our current plans, estimates, and beliefs with respect to, among other things, future events and financial performance. Except as required under the federal securities laws, we do not intend, and do not undertake, any obligations to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Source: Positive Physicians Holdings Inc.